Exhibit 5.1

August 8, 2013

Eagle Materials Inc.

3811 Turtle Creek Blvd., Suite 1100

Dallas, Texas 75219

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Eagle Materials Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), in order to effect the registration of an additional 3,000,000 shares (the “Shares”) of the common stock, par value $.01 per share (“Common Stock”), of the Company to be offered pursuant to the Eagle Materials Inc. Amended and Restated Incentive Plan (the “Plan”), I am passing upon certain legal matters with respect to the Shares. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In my capacity as Executive Vice President, General Counsel and Secretary of the Company, I have examined originals, or copies certified or otherwise identified, of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the Plan, corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of other officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, I have assumed that the signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete. In addition, I have assumed for purposes of this opinion that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that, when issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof (as applicable, the “Board”) as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company; and, upon issuance and delivery of such Shares from time to time pursuant to the terms of the Plan and such award for the consideration established pursuant to the terms of the Plan and such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board as provided therein, and, in the case of stock options, upon the exercise thereof and payment of the exercise price for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the original issuance of Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares reacquired by it. This opinion letter is solely for the use of the Company in connection with the Registration Statement. The opinions expressed herein are limited to the matters set forth herein, and no opinions should be inferred beyond the matters expressly stated. The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware as in effect on the date hereof. I hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ James H. Graass